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                                                                      Exhibit 16



March 30, 1999

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K/A, Amendment No. 2 for the event that occurred on June 15, 1998, to be filed by Regent Communications, Inc., which acquired by merger our former client, Faircom Inc., on that date. We agree with the statements made in response to that Item insofar as they relate to our firm.

Very truly yours,



BDO Seidman, LLP